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Exhibit 1.1(b)
Nuveen Tax-Exempt Unit Trust Series 829
Trust Indenture and Agreement
Dated 10/12/95
This Trust Indenture and Agreement by and between John Nuveen & Co. Incorporated, as Depositor and The Chase Manhattan Bank (National Association), as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Tax-Exempt Unit Trust Series 823 and subsequent Series, effective September 7, 1995" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.
Witnesseth That:
In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee, agree as follows:
Part I
Standard Terms and Conditions of Trust
Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.
Part II
Special Terms and Conditions of Trust
The following special terms and conditions are hereby agreed to:
     (a) The Bonds defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust under this Trust Indenture and Agreement.
     (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the captions "Essential Information _ Fractional Undivided Interest in the Trust per Unit" in the Prospectus.
     (c) The number of Units created of a Trust are as set forth under the caption "Essential Information - Number of Units" in the Prospectus for each Trust.
In Witness Whereof, John Nuveen & Co. Incorporated, has caused this Trust Indenture and Agreement for Nuveen Tax-Exempt Unit Trust Series 829 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Chase Manhattan Bank (National Association) has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.
John Nuveen & Co. Incorporated,
Depositor
By Larry Woods Martin
Authorized Officer
(Seal)
Attest:
By Morrison C. Warren
                    Assistant Secretary
The Chase Manhattan Bank (National Association), Trustee
By Timothy Kelley
Second Vice President
(Seal)
Attest:
By Joseph Lyons
                    Assistant Treasurer
Schedule A to the Trust Indenture and Agreement Securities Initially
Deposited in Nuveen Tax-Exempt Unit Trust Series 829



(Note:    Incorporated herein and made a part hereof is the "Schedule of
Investments" as set forth for each Trust in the Prospectus.)